EXHIBIT 4.12

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Central Garden & Pet Company (“we,” “our” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock (CENT) and Class A common stock (CENTA). The following summary of the material terms of our common stock and Class A common stock is based upon our Fourth Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws. This summary also includes a description of our Class B stock as it is necessary to understand the material terms of our common stock and Class A common stock. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Fourth Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Fourth Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) for more information.

DESCRIPTION OF COMMON STOCK AND CLASS A COMMON STOCK
Authorized Capital Stock
Our authorized capital stock consists of 80,000,000 shares of common stock, 100,000,000 shares of Class A common stock, 3,000,000 shares of Class B stock and 1,000,000 shares of preferred stock. The outstanding shares of common stock and Class A common stock are fully paid and nonassessable.
Common Stock, Class A Common Stock and Class B Stock
Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the common stock, Class A common stock, and the Class B stock are identical in all respects, except that (i) the holders of common stock are entitled to one vote per share, the holders of Class B stock are entitled to the lesser of ten votes per share or 49% of the total votes cast, and the holders of Class A common stock generally have no voting rights unless otherwise required by Delaware Law, as described below; (ii) stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B stock may be paid only in shares of Class B stock and (iii) shares of Class B stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under “—Conversion Rights and Restrictions on Transfer of Class B Stock.” Except as described above, issuances of additional shares of Class B stock and modifications of the terms of the Class B stock require the approval of a majority of the holders of the common stock and Class B stock, voting as separate classes.
Our Fourth Amended and Restated Certificate of Incorporation provides that the number of authorized shares of Class A common stock may be increased or decreased (but not below the number of outstanding shares of Class A common stock then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock and Class B stock, voting together as a single class, without a vote by any holders of Class A common stock. Under Delaware Law, any amendments to our Fourth Amended and Restated Certificate of Incorporation altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including the Class A common stock, requires the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together, and these voting rights are specifically included in our Fourth Amended and Restated Certificate of Incorporation. Our Fourth Amended and Restated Certificate of Incorporation cannot be modified, revised or amended without the affirmative vote of the majority of outstanding shares of common stock and Class B stock, voting separately as a class. Except as described above or as required by law, holders of common stock and Class B stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. The stockholders are not entitled to vote cumulatively for the election of directors.
Each share of common stock, Class A common stock and Class B stock is entitled to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. The common stock, Class A common stock and Class B stock share equally, on a share-for-share basis, in any cash dividends declared by our board of directors.
Stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, Class A common stock and Class B stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on the liquidation, dissolution or winding up of our company. No common stock, Class A common stock or Class B stock is subject to redemption or a sinking fund.

Conversion Rights and Restrictions on Transfer of Class B Stock. Neither the common stock nor the Class A common stock has any conversion rights. However, at the option of the holder, each share of Class B stock is convertible at any time and from time to time into one share of common stock. If at any time the holders of a majority of outstanding shares of Class B stock vote to convert the outstanding shares of Class B stock to common stock, then all outstanding shares of Class B stock shall be deemed automatically converted into shares of common stock.
Our Fourth Amended and Restated Certificate of Incorporation provides that any holder of shares of Class B stock desiring to transfer such shares to a person other than a Permitted Transferee (as defined below) must present such shares to us for conversion into an equal number of shares of common stock upon such transfer. Thereafter, such shares of common stock may be freely transferred to persons other than Permitted Transferees (as defined below), subject to applicable securities law.
Shares of Class B stock may not be transferred except generally to family members, certain trusts, heirs and devisees (collectively, “Permitted Transferees” and each, a “Permitted Transferee”). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or to the extent an entity no longer remains a Permitted Transferee, such shares of Class B stock will automatically convert into equal number of shares of common stock. Accordingly, no trading market is expected to develop in the Class B stock and the Class B stock will not be listed or traded on any exchange or in any market.
Effects of Disproportionate Voting Rights. The disproportionate voting rights of the common stock, Class A common stock and Class B stock could have an adverse effect on the market price of the common stock and of the Class A common stock. Such disproportionate voting rights may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by our stockholders other than the holders of the Class B stock. Accordingly, such disproportionate voting rights may deprive holders of common stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at such a premium price.
Our common stock and Class A common stock are listed on the Nasdaq Stock Market under the symbols “CENT” and “CENTA”, respectively. The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A., 250 Royall Street, Canton, MA 02021. Their phone number is (877) 261-9290.
Certain Effects of Authorized but Unissued Stock

We have shares of common stock, Class A common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.
The existence of unissued and unreserved common stock, Class A common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.
Delaware Law and Certain Provisions of Our Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of Delaware Law and our Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the acquisition of our company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.
Our Amended and Restated Bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or by written consent. Our Amended and Restated Bylaws also provide that special meetings of stockholders can be called by the board of directors, the chairman of the board, if any, the president or at the request of stockholders holding not less than 10% of the total voting power. The business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of such meeting. Our Amended and Restated Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.